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                                                                    EXHIBIT 99.1


         DENVER, January 12, 2001 -- Tom Brown, Inc.(NASDAQ: TMBR) today announced that 21.8 million common shares, or approximately 97.2% of the outstanding shares of Stellarton Energy Corporation were deposited pursuant to the offer dated December 20, 2000 made by Tom Brown Resources Ltd., a wholly-owned subsidiary of Tom Brown, and that all of the shares validly deposited to the offer have been taken up and paid for. The offer for all of the shares of Stellarton was made at a price of C$5.00 per share and expired on January 11, 2001. Tom Brown intends to commence proceedings to acquire all of the shares of Stellarton not validly deposited pursuant to the compulsory acquisition provisions of the Business Corporations Act (Alberta) which is expected to be completed within a week. All of the directors and officers of Stellarton have been replaced with nominees of Tom Brown.

         Tom Brown is a Denver, Colorado based independent energy company engaged in the exploration for, and the acquisition, development, production and marketing of, natural gas, crude oil and natural gas liquids in North America. The Company's common stock is traded on the Nasdaq National Market under the symbol TMBR. Tom Brown Resources Ltd. is a wholly-owned subsidiary of Tom Brown and was incorporated under the Business Corporations Act (Alberta) on September 15, 1999. Tom Brown Resources Ltd. is engaged in the exploration for, development of, and acquisition of oil and natural gas in the Western Canadian sedimentary basis of Alberta and British Columbia.